EXHIBIT 10.39

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PERSONAL DELIVERY

August, 8, 2011

Dennis Jarvis

Dear Dennis:

It is my pleasure to confirm your compensation adjustments that have been approved by the Compensation Committee after the survey project completed by Compensia. Effective July 1, 2011 your base salary will be $250,000 per year, and your bonus at plan will be 45% of your base. In addition, the Committee has approved an incremental 50,000 shares of stock options. It’s been such a pleasure to work with you!

These are exciting times at ZELTIQ, and I certainly look forward to the consummation of Project Daisy this fall. Thanks for your effort, output, and leadership in the process thus far. I can hardly wait to see what Marketing has in store for us in 2012…

Sincerely,

/s/ Gordie
Gordie

cc:	HR file